Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2018 Share Option Plan of Powerbridge Technologies Co., Ltd. of our report dated July 13, 2021 with respect to the consolidated financial statements of Powerbridge Technologies Co., Ltd. included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on July 13, 2021. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ OneStop Assurance PAC

Singapore

February 28, 2022